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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Metretek Technologies, Inc. on Form S-2 of our report dated March 8, 2005 (which report expresses an unqualified opinion) on the consolidated financial statements of Metretek Technologies, Inc., and our report dated February 4, 2005 (which report expresses an unqualified opinion) on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in this Annual Report on Form 10-K of Metretek Technologies, Inc. for the year ended December 31, 2004. We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
April 14, 2005